Exhibit 23

Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report
(Form 10-K) of KLLM Transport Services, Inc. of our report dated
January 30, 1998, except for Note C as to which the date is February 24, 1998, included in the 1997 Annual Report to Shareholders of KLLM Transport Services, Inc.

Our audits also included the financial statement schedule of KLLM Transport Services, Inc. listed in Item 14(a)(2). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Post-effective Amendment No. 6, Form S-8, No. 33-14545) pertaining to the KLLM Transport Services, Inc. Employee Stock Purchase Plan and in the Registration Statement (Form S-8, No. 333-09605) pertaining to the KLLM Transport Services, Inc. 1996 Stock Purchase Plan of our report dated January 30, 1998, except for Note C as to which the date is February 24, 1998, with respect to the consolidated financial statements incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule of KLLM Transport Services, Inc. included in the Annual Report (Form 10-K) of
KLLM Transport Services, Inc.



				/s/ Ernst & Young LLP

				Jackson, Mississippi
				March 30, 1998